Exhibit 99.1

Financial Report April - June 2014

Solid growth across our markets

(Stockholm, July 18, 2014) — For the three-month period ended June 30, 2014, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported consolidated sales of $2,383 million, the highest quarterly sales for the Company ever. Quarterly organic sales (for non-U.S. GAAP measures* see enclosed reconciliation table) grew by more than 7%. The adjusted operating margin* was 9.3%.

The expectation at the beginning of the quarter was for an organic sales growth of “around 5%” and an adjusted operating margin of “around 9%”. During the quarter the Company recorded legal costs related to the settlements of class action lawsuits in the U.S. of around $70 million. Additionally the Company returned a total of $146 million to our shareholders through share buybacks and dividends. The Company also secured $1.25 billion in long term funding at an average interest rate of 3.84% by the closing of its U.S. private placement.

For the third quarter of 2014 we expect organic sales to increase by around 6%, and an adjusted operating margin of around 8.5%. The indication for the full year is now for organic sales growth of more than 6%, and an adjusted operating margin of around 9%.

Key Figures

(Dollars in millions, except per share data)	Q2 2014	Q2 2013	Change
Net sales	$2,383.0	$2,197.5	8.4%
Operating income	$139.4	$194.0	(28.1)%
Operating margin	5.8%	8.8%	(3.0	)pp
Adjusted operating margin1)	9.3%	9.1%	0.2	pp
Earnings per share, diluted2)	$0.89	$1.44	(38.2)%
Adjusted earnings per share, diluted 1, 2)	$1.45	$1.48	(2.0)%
Operating cash flow	$85.7	$191.8	(55.3)%

1) Excluding costs for capacity alignment and antitrust matters (including settlements of class actions)*. 2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

“In the second quarter we saw solid growth across our markets, notably North America, Europe and Japan. The exception was Brazil where we saw a sharp decline in light vehicle production. In addition, our main growth engines over the last two years, China and active safety, continued their strong performance.

Coming from low production levels, Europe saw its sixth consecutive quarter of growth with European car sales growing by 7% in the first half of 2014. At the moment we see a slow but sustained recovery in Europe. This supports the operational improvement program in our European steering wheel business which is developing in line with the original plan outlined last year.

The growth in Japan was a positive surprise. At the beginning of the quarter a decline of the light vehicle production was expected as a result of an increase in the Japanese consumption tax. Instead, we saw slight growth and a favorable product mix for Autoliv which led to double digit growth. A sustained recovery in the Japanese economy could also reflect positively on the light vehicle production moving forward.

Active safety showed solid growth in the quarter and in order to support the continued growth and development in this business we have decided to increase the development and engineering spending.

In the current situation with millions of cars being recalled for safety related reasons the importance of quality cannot be overemphasized. In this environment we continue to further build our position as the industry’s quality leader, as our business is all about saving lives.

With these issues in mind we continue the focus on our growth strategy, quality, and execution of the 2014 transition.”

An earnings conference call will be held at 3:00 p.m. (CET) today, July 18. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q2 Report – 2014	2nd Quarter

Outlook

Based on our customer call-offs we expect organic sales for the third quarter of 2014 to grow by around 6% compared to the same quarter of 2013. Currencies are expected to have a positive effect, resulting in a consolidated sales growth of around 7%. The adjusted operating margin, excluding costs for capacity alignments and antitrust matters, is expected to be around 8.5%.

The indication for the full year is for organic sales growth of more than 6% and an operating margin of around 9%, excluding costs for capacity alignments and antitrust matters. Consolidated sales are expected to grow by close to 7% as effects from currencies are expected to be slightly positive.

Our capacity alignment program continues, and we now expect the costs for the program to be more than $40 million for the full year 2014.

The projected effective tax rate for the full year 2014 is currently expected to be around 29%, excluding any discrete items, and is subject to change due to any other discrete or nonrecurring events that may occur.

Operational cash flow is expected to remain strong and to be at least $700 million excluding any discrete items. Capital expenditures are expected to increase in support of our growth strategy and to be in the previously communicated range of 4.5% to 5.0% of sales.

Consolidated Sales

Consolidated sales increased by more than 8%, to $2,383 million compared to $2,198 million, in the same quarter of 2013. Excluding positive currency effects of $22 million the organic sales growth* was more than 7%. This compares favorably to the organic sales growth of “around 5%” expected at the beginning of the quarter.

The main reason that Autoliv exceeded its quarterly sales guidance was stronger than expected vehicle production volumes in most regions, particularly Europe, North America, Japan and South Korea, as well as higher sales in active safety.

Sales by Product

Change vs. same quarter last year

	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags	$1,540.7	8.5%	—	1.1%	7.4%
Seatbelts	724.4	4.5%	—	1.0%	3.5%
Active Safety	117.9	39.6%	—	0.1%	39.5%

Total	$2,383.0	8.4%	—	1.0%	7.4%

1) Effects from currency translations.

The growth in sales of airbag products (including steering wheels and safety electronics) was mainly driven by high growth for side airbags, knee airbags, safety electronics and steering wheels.

The growth in seatbelt products was primarily driven by strong sales growth in China, North America and Europe. The trend of higher sales for more advanced and higher value added seatbelt systems continued globally.

South America showed a decline due to lower light vehicle production (LVP).

All areas of active safety products (automotive radars, night vision systems and cameras with driver assist systems) showed strong growth. Sales of radar and night vision products to Mercedes were particularly strong, but vision products to BMW also contributed.

Q2 Report – 2014	2nd Quarter

Sales by Region

Change vs. same quarter last year

	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia	$783.3	11.8%	—	0.3%	11.5%
Whereof: China	$376.2	17.6%	—	(0.3)%	17.9%
Japan	$179.0	11.1%	—	(3.1)%	14.2%
Rest of Asia	$228.1	3.9%	—	3.7%	0.2%
Americas	$792.8	5.3%	—	(1.2)%	6.5%
Europe	$806.9	8.4%	—	3.9%	4.5%

Global	$2,383.0	8.4%	—	1.0%	7.4%

1) Effects from currency translations.

The organic sales growth* of more than 7% in the quarter can mainly be attributed to a stronger vehicle mix in all regions and stronger LVP growth than was anticipated at the beginning of the quarter.

Autoliv’s sales in Asia were $783 million. The Company divides its Asian sales into three parts: China, Japan and the Rest of Asia.

Sales from Autoliv’s companies in China grew organically* by close to 18% in the quarter. The growth was primarily driven by global OEM’s, but local OEM’s also saw healthy growth. Autoliv’s growth was primarily related to the production ramp ups of Nissan’s Sylphy and X-Trail, VW’s Santana and Passat and Ford’s Kuga and Mondeo. The continued strong sales for Haval’s H6 Sport and Haima’s S5, where Autoliv has high content, also contributed.

In Japan, the expected negative effect on light vehicle sales from the increase in consumption tax on April 1 was smaller than expected. Sales from Autoliv companies saw strong organic sales growth* of more than 14%, primarily due to increases with the Mitsubishi/Nissan co-developed Dayz Roox and Mitsubishi’s EK Space and RVR/ASX. Autoliv also has high content per vehicle on the mentioned models which was a strong driver in achieving double digit growth. The strong growth was partly mitigated by the production of Nissan’s Rogue moving outside Japan.

Sales from Autoliv’s companies in the Rest of Asia (RoA) were unchanged. In South Korea, sales increases for Hyundai’s ix35 and Kia’s Sportage were offset by a decrease for Chevrolet, particularly the Cruze, leading to virtually flat organic sales development. In India, sales grew organically due to the recent launch of Hyundai’s i10 with high Autoliv content, as well as increased production for Suzuki. In other Asian countries, sales decreased due to Autoliv’s position on declining platforms.

For Autoliv’s companies in the Americas the sales development was mixed. In North America, organic sales grew as a result of sales increases for Nissan’s Rogue, Chrysler’s new Cherokee and Toyota’s Corolla and Highlander, which all have higher Autoliv content than previous models. This was partly offset by declines for Ford’s Focus. In South America, organic sales declined slightly despite a sharp drop in LVP. This was a result of recent launches with Fiat and Dacia.

The organic sales growth* of more than 4% from Autoliv’s companies in Europe was driven by increased radar sales with Mercedes as part of its on-going roll out of Collision Prevention Assist (CPA) across most of its platforms. Increased production for Ford’s Transit also contributed. This was partly offset by lower production for Renault’s Mégane and Scenic as well as Nissan’s Qashqai and lower Autoliv content in the new Mini.

Launches in the 2nd Quarter

Subaru’s new Legacy/Outback Inflatable curtains and side airbags.	Baojun’s new 610 Steering wheel with driver airbag, passenger airbag, side airbags and seatbelts with pretensioners.	Citroën’s new C4 Cactus Inflatable curtains and side airbags.

Haima’s new S5 Steering wheel with driver airbag, passenger airbag, inflatable curtains, side airbags, seatbelts with pretensioners, safety electronics and brake control system.	FAW’s new Besturn B70 Steering wheel and seatbelts with pretensioners.	Suzuki’s new Alto Steering wheel with driver airbag, inflatable curtains, side airbags and seatbelts with pretensioners.

Lexus’ new NX Inflatable curtains.	Mercedes’ new S-Class Coupé Steering wheel with driver airbag, active seatbelts with pretensioners, night vision, radar systems and battery cable cutters.	BMW’s new i8 Passenger airbag, side airbags, knee airbags, seatbelts with pretensioners and vision system.

Q2 Report – 2014	2nd Quarter

Earnings

(Dollars in millions, except per share data)	Q2 2014	Q2 2013	Change
Net Sales	$2,383.0	$2,197.5	8.4%
Gross profit	$464.2	$430.5	7.8%
% of sales	19.5%	19.6%	(0.1	)pp
S,G&A	$(104.6)	$(97.0)	7.8%
% of sales	(4.4)%	(4.4)%	0.0	pp
R,D&E net	$(134.8)	$(130.4)	3.4%
% of sales	(5.7)%	(5.9)%	0.2	pp
Operating income	$139.4	$194.0	(28.1)%
% of sales	5.8%	8.8%	(3.0	)pp
Adjusted operating income1)	$220.6	$199.6	10.5%
% of sales	9.3%	9.1%	0.2	pp
Income before taxes	$122.9	$192.7	(36.2)%
Tax rate	32.3%	27.6%	4.7	pp
Net income	$83.2	$139.4	(40.3)%
Net income attributable to controlling interest	$82.8	$138.7	(40.3)%
Earnings per share, diluted2)	$0.89	$1.44	(38.2)%
Adjusted earnings per share, diluted1, 2)	$1.45	$1.48	(2.0)%

1) Excluding costs for capacity alignment and antitrust matters (including settlements of class actions)*. 2) Assuming dilution and net of treasury shares.

For the second quarter 2014, gross profit was $34 million higher than in the same quarter 2013 mainly due to the higher sales. The gross margin was virtually unchanged, mainly as a result of the ramp-ups of capacity for growth and warranty and field action related costs offsetting the higher sales, currency effects, and lower raw material costs.

Operating income decreased by $55 million to $139 million, or 5.8% of sales, mainly due to around $70 million related to the settlements of class actions in the United States. Research, Development and Engineering (R, D&E) net, was $4 million higher, as a result of higher cost mainly related to active safety. This was partly offset by higher engineering income.

The costs of around $70 million related to the settlements of antitrust related class actions in the United States and $11 million related to capacity alignments reduced operating margin by 3.5pp in the second quarter, compared to 0.3pp in the same quarter 2013. Therefore, operating margin*, excluding these costs, was 9.3% compared to 9.1% of sales for the same period in 2013. For further information regarding the antitrust related costs in the quarter see the “Other Significant Items” section on page 9.

Income before taxes decreased by $70 million to $123 million. Income attributable to controlling interest amounted to $83 million, a decrease of $56 million from the second quarter of 2013. The effective tax rate was 32.3% compared to 27.6% in the same quarter of 2013. Discrete tax items, net and an unfavorable mix increased the tax rate in this quarter by 2.0pp. Last year, discrete tax items, net decreased the effective tax rate by 1.0pp, but an unfavorable mix and a catch up adjustment increased the rate by 1.2pp.

Earnings per share (EPS) assuming dilution was $0.89 compared to $1.44 for the same period one year ago. EPS assuming dilution was negatively affected by capacity alignment and legal costs by 52 cents, higher interest expense by 7 cents, higher tax rate by 6 cents and other financial items by 5 cents. These negative effects were partly offset by higher operating profit of 15 cents. The adjusted EPS* assuming dilution was $1.45 compared to $1.48 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution decreased to 93.5 million compared to 96.0 million in Q2 2013.

Q2 Report – 2014	2nd Quarter

Cash flow and Balance Sheet

Cash flow from operations amounted to $86 million compared to $192 million in the same quarter of 2013. The decrease was mainly due to the payment of $65 million for the settlement of the U.S. antitrust class actions and unfavorable timing differences in working capital, mainly related to income taxes.

Cash flow before financing* was negative $29 million compared to $103 million during the same quarter of 2013. Capital expenditures net, of $115 million were $38 million more than depreciation and amortization expense in the quarter and $27 million more than capital expenditures during the second quarter of 2013.

During the quarter, operating working capital* increased to 7.0% of sales from 6.2% on March 31, 2014. The Company targets that working capital in relation to the last 12-month sales should not exceed 10%.

Account receivables decreased in relation to sales to 71 days outstanding from 73 days on March 31, 2014, and from 72 days outstanding on June 30, 2013. Days inventory outstanding were unchanged at 30 days from March 31, 2014, but up from 29 days on June 30, 2013.

The Company’s net cash position* decreased by $174 million during the quarter to $296 million at June 30, 2014. This was mainly due to the Company’s repurchase of its common shares amounting to $97 million, the payment for settlement of antitrust related class actions in the United States of $65 million and a quarterly dividend payment that reduced net cash by $48 million. Gross interest-bearing debt increased by $1,136 million to $1,775 million. This was a result of the U.S. private placement issuance of $1,250 million of long term debt securities and the repayment of notes issued as a part of equity units of $106 million.

During the quarter, total equity decreased by $57 million to $3,943 million due to $97 million from repurchased shares, $50 million for dividends, including dividend paid to non-controlling interest and negative currency effects of $1 million. These negative effects were partially offset by $83 million from net income and $8 million from common stock incentives. Total parent shareholders’ equity was $3,927 million corresponding to $42.32 per share.

Light Vehicle Production Development

Change vs. same quarter last year

	China	Japan	RoA	Americas	Europe	Total
LVP1)	11.8%	2.9%	(2.7)%	(2.7)%	2.0%	2.5%

1) Source: IHS July 16, 2014.

During the three month period from April to June 2014, global LVP is estimated by IHS to have increased by over 2% compared to the same quarter in 2013. This was an increase compared to the growth of 1% expected by IHS at the beginning of the quarter.

In China, which accounts for close to 16% of Autoliv’s sales, LVP grew by around 12%, in line with the April estimate.

In Japan, which accounts for around 8% of Autoliv’s sales, LVP grew by 3%, a 6pp improvement compared to the April estimate.

In the RoA, which represents 10% of Autoliv sales, LVP declined by close to 3%, a 2pp decline from the April estimate.

In the Americas, which make up around one third of Autoliv’s sales, LVP declined by close to 3%, an improvement of less than 2pp compared to the April estimate. In North America, LVP increased by close to 4% compared to an increase of more than 2% expected in April. In South America, the decline was 24%, around 2pp less than the decline expected in IHS’s April forecast.

In Europe, where Autoliv currently generates around one third of its sales, LVP grew by 2% compared to the same quarter in 2013, which is close to 3pp better than IHS’s estimate in April. In Western Europe, LVP grew by more than 2%, close to 3pp more than estimated at the beginning of the quarter. In Eastern Europe, LVP grew 1%, 3pp better than the 2% decline estimated at the beginning of the quarter.

Headcount

	June 30, 2014	March 31, 2014	June 30, 2013
Headcount	58,810	57,900	53,555
Whereof:
Direct workers in manufacturing	72%	73%	72%
Low Cost Countries	72%	72%	70%
Temporary personnel	17%	18%	18%

Compared to the previous quarter total headcount (permanent employees and temporary personnel) increased by more than 900 people. In low cost countries the increase was over 500 people while the headcount in high cost countries increased by close to 400 people.

Q2 Report – 2014	First Six Months

Consolidated Sales First Six Months 2014

For the first six months 2014 consolidated sales increased to $4,679 million from $4,333 million in 2013. Excluding currency effects, the organic sales growth*

was close to 8%. All regions of the Company showed organic sales growth* for the first six months.

Sales by Product

Year over year change

	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags	$3,026.6	8.0%	—	0.4%	7.6%
Seatbelts	1,427.4	3.3%	—	0.3%	3.0%
Active Safety	224.8	52.0%	—	0.2%	51.8%

Total	$4,678.8	8.0%	—	0.4%	7.6%

1) Effects from currency translations.

Sales of airbag products (including steering wheels and passive safety electronics) were favorably impacted by higher volumes of steering wheels, side airbags, knee airbags and safety electronics.

Sales of seatbelt products were particularly strong in China, Europe and North America. The global trend towards more advanced and higher value-added seatbelt systems continued globally.

The strong increase in sales of active safety products (automotive radars, night vision systems and cameras with driver assist systems) resulted from growth in all areas of this business. Sales of radar related products were particularly strong, largely as a result of Mercedes’ further roll-out of CPA across most of its platforms. Sales of vision systems to BMW and increased Night Vision sales to BMW and Mercedes also contributed.

Sales by Region

Year over year change

	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia	$1,544.4	10.8%	—	(0.8)%	11.6%
Whereof: China	$732.6	16.8%	—	0.8%	16.0%
Japan	$366.3	10.3%	—	(6.8)%	17.1%
Rest of Asia	$445.5	2.5%	—	1.3%	1.2%
Americas	$1,543.4	3.8%	—	(1.5)%	5.3%
Europe	$1,591.0	9.6%	—	3.4%	6.2%

Global	$4,678.8	8.0%	—	0.4%	7.6%

1) Effects from currency translations.

For the first six months 2014, sales in Europe represent 34% of total sales, Asia (China, Japan, RoA) 33%, and the Americas 33%. Sales continue to be balanced across the regions. Growth in the first six months was balanced with China, Japan and active safety as particularly strong growth areas.

Sales from Autoliv’s companies in China grew rapidly. Models from Nissan, VW, Ford and Honda were particularly strong contributors as was Haval’s H6 Sport and Haima’s S5.

Sales from Autoliv’s companies in Japan showed strong growth in the first six months. This was based on higher than expected LVP particularly from models with high Autoliv content (since January IHS has increased its full year 2014 forecast for Japan by 8pp), as well as high

Autoliv content on a number of models, primarily from Mitsubishi, Mazda and Toyota.

Sales from Autoliv’s companies in the RoA grew slightly, primarily through sales increases with Hyundai/Kia in South Korea and India. The growth was partly offset by declines in other Asian countries due to lower volumes for models from Honda, GM and Ford.

Sales from Autoliv’s companies in the Americas were positively impacted by increases in models from Nissan, Chrysler and Toyota.

Sales from Autoliv’s companies in Europe were driven by sales to Mercedes through its continued roll out of CPA across most platforms as well as higher installation rates for blind spot radar. Models from Ford, Jaguar Land Rover and Volvo also contributed.

Q2 Report – 2014	First Six Months

Earnings

(Dollars in millions, except per share data)	First 6 months 2014	First 6 months 2013	Change
Net Sales	$4,678.8	$4,332.5	8.0%
Gross profit	$909.5	$844.8	7.7%
% of sales	19.4%	19.5%	(0.1)	pp
S,G&A	$(207.1)	$(192.9)	7.4%
% of sales	(4.4)%	(4.5)%	0.1	pp
R,D&E net	$(277.0)	$(259.5)	6.7%
% of sales	(5.9)%	(6.0)%	0.1	pp
Operating income	$331.1	$376.4	(12.0)%
% of sales	7.1%	8.7%	(1.6)	pp
Adjusted operating income1)	$418.3	$386.5	8.2%
% of sales	8.9%	8.9%	0.0	pp
Income before taxes	$307.2	$362.8	(15.3)%
Tax rate	30.2%	27.1%	3.1	pp
Net income	$214.3	$264.5	(19.0)%
Net income attributable to controlling interest	$213.1	$262.2	(18.7)%
Earnings per share, diluted2)	$2.27	$2.73	(16.8)%
Adjusted earnings per share, diluted1, 2)	$2.88	$2.81	2.5%

1) Excluding costs for capacity alignment and antitrust matters (including settlements of class actions)*. 2) Assuming dilution and net of treasury shares.

Gross profit for the first six months 2014 increased by $65 million, primarily as a result of the higher sales. Gross margin declined 0.1pp compared to the same period 2013 mainly as a result of the continued ramp-ups of capacity for growth offsetting the higher sales, currency effects and lower raw material costs.

Operating income decreased by $45 million to $331 million and the operating margin by 1.6pp to 7.1%. This decline in the operating margin was mainly due to the settlements of antitrust related class actions in the United States. Research, Development and Engineering (R, D&E) net, was $18 million higher due to costs for growth and high engineering costs in active safety. The increase was partly offset by higher engineering income.

Excluding costs for capacity alignments and antitrust matters (including settlements of class actions in the United States) the operating margin* was 8.9%, unchanged from the same period one year ago.

Income before taxes decreased by $56 million to $307 million, $10 million more than the decrease in operating income, mainly due to higher interest expense.

Net income attributable to controlling interest amounted to $213 million compared to $262 million for the first six months in 2013. Income tax expense was $93 million compared to $98 million in 2013. The effective tax rate was 30.2% compared to 27.1% for the same six month period last year. Discrete tax items, net, increased the tax rate in 2014 by 0.7pp, compared to 2013 when discrete tax items, net decreased the tax rate by 0.7pp.

EPS amounted to $2.27 assuming dilution compared to $2.73 for 2013. EPS assuming dilution was negatively affected by capacity alignments and legal costs by 53 cents, higher tax rate by 10 cents, and higher interest expense by 7 cents. These negative effects were mainly offset by higher operational income by 23 cents. The adjusted EPS* assuming dilution was $2.88, up from $2.81 for the same period 2013.

The weighted average number of shares outstanding assuming dilution decreased to 93.9 million compared to 95.9 million for the full year 2013.

Q2 Report – 2014	First Six Months

Cash flow and Balance Sheet

Operations in the first six months 2014 generated $271 million in cash and $62 million before financing* compared to $333 million and $158 million, respectively, for the same period 2013. The decrease was mainly due to the payment of $65 million for the settlement of the U.S. antitrust class actions in the second quarter of 2014.

Capital expenditures net, amounted to $207 million and depreciation and amortization totaled $151 million compared to $174 million and $139 million, respectively, for the same period 2013.

Autoliv’s net cash position decreased by $215 million, to $296 million due to the common share repurchases of

$192 million, dividends totaling $97 million and the payment of settlement of antitrust related class actions in the U.S. of $65 million. The decrease was partly offset by strong cash flow particularly in the first quarter.

Total equity decreased by $57 million, due to $192 million from repurchased shares, $102 million from dividends, including dividend paid to non-controlling interest and around $1 million from negative currency effects. These unfavorable effects were partially offset by net income of $214 million and common stock incentives of $24 million.

Light Vehicle Production Development

Year over year change	China	Japan	RoA	Americas	Europe	Total
LVP1)	10.1%	8.2%	(3.8)%	(0.3)%	5.0%	3.8%

1) Source: IHS July 16, 2014.

For the first six months of 2014, global LVP is estimated by IHS to have increased by close to 4% compared to the first six months of 2013. This was in line with IHS’s expectation from the beginning of the year.

In China, which accounts for close to 16% of Autoliv’s sales, LVP grew by 10%, a decrease by close to 2pp compared to the January 2014 estimate.

In Japan, which accounts for around 8% of Autoliv’s sales, LVP grew by more than 8%, 7pp more compared to the January 2014 estimate.

In the RoA, which accounts for 10% of Autoliv’s sales, LVP declined by close to 4%, compared to a decline of more than 2% expected at the beginning of 2014.

In the Americas which makes up around one third of Autoliv’s sales, LVP was flat, a decrease of almost 3pp compared to IHS’s growth expectation at the beginning of the year. In North America, the increase was more than 4% compared to the 4% expected at the beginning of the year. In South America, the decrease was close to 17%, 14pp more than in the January 2014 estimate.

In Europe where Autoliv currently generates around one third of its sales, LVP grew by 5% which was more than 3pp better than IHS’s estimate in January. In Western Europe, LVP grew by 6%, 4pp better than estimated at the beginning of the year. In Eastern Europe, LVP increased by 3%, over 2pp more than estimated at the beginning of 2014.

Q2 Report – 2014

Other Significant Items

•	During the second quarter of 2014, the Company repurchased a total of 944,707 of its own shares at an average price of $102.81 per share totaling $97 million.

•	On April 25, the Company announced that $1.25 billion of long-term debt securities had been issued and sold as part of the Company’s previously communicated strategy of adjusting its capital structure. The notes have an average interest rate of approximately 3.84%, and consist of five series of varying sizes maturing between 2019 and 2029.

•	At a meeting on May 4, the Board of Directors elected Mr. Jan Carlson to serve as its new Chairman of the Board, effective immediately. Since April 3, 2014, Mr. Carlson had been serving as Interim Chairman following the resignation of the previous Chairman. Mr. Carlson is in addition the President and Chief
Executive Officer of Autoliv, a position he has held since 2007.

•	On June 2, it was announced that Autoliv had entered into separate settlement agreements with three classes of purchasers in antitrust class actions in the United States. The total cost for the settlement is estimated at around $65 million (subject to finalization).

•	On June 27, it was announced that Autoliv had entered into a memorandum of understanding regarding the settlement of its pending U.S. class action securities lawsuit. Autoliv recorded a net expense of approximately $4.5 million in its second quarter results. The total payment is $22.5 million (subject to finalization) and the remaining amount of the settlement will be paid by Autoliv’s insurance carrier.

Annual General Meeting of Stockholders

At the Company’s Annual General Meeting of Stockholders (AGM) in Chicago, IL, held May 6, sufficient votes were received to approve the following proposals:

•	The re-election of Mr. Jan Carlson and James M. Ringler as directors of the Board for a regular three-year term ending at the 2017 AGM.

•	The non-binding, advisory resolution to approve the Company’s 2013 executive compensation for its named executive officers.

•	An amendment to the Company’s Restated Certificate of Incorporation to declassify the Board and provide for the annual election of directors.

•	The ratification of the appointment of Ernst & Young AB as the Company’s independent auditing firm for the fiscal year ending December 31, 2014.

Dividends

As previously announced, the Company declared an increase in the quarterly dividend to shareholders to 54 cents per share for the third quarter 2014, up from the previous level of 52 cents.

This dividend will be payable on Thursday, September 4, 2014 to Autoliv shareholders of record on the close of business on Wednesday, August 20, 2014.

The ex-date when the shares will trade without the right to the dividend will be Monday, August 18, 2014.

Next Report

Autoliv intends to publish the quarterly report for the third quarter 2014 on Thursday, October 23, 2014.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q2 Report – 2014

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs;

changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Q2 Report – 2014

Key Ratios

	Quarter April - June		First 6 months		Latest 12 months	Full year
	2014	2013	2014	2013	July 13 - June 14	2013
Earnings per share, basic	$0.89	$1.45	$2.28	$2.74	$4.62	$5.09
Earnings per share, diluted1)	$0.89	$1.44	$2.27	$2.73	$4.60	$5.07
Total parent shareholders’ equity per share	$42.32	$40.61	$42.32	$40.61	$42.32	$42.17
Cash dividend paid per share	$0.52	$0.50	$1.04	$1.00	$2.04	$2.00
Operating working capital, $ in millions2)	640	667	640	667	640	543
Capital employed, $ in millions3)	3,647	3,474	3,647	3,474	3,647	3,489
Net (cash) debt, $ in millions2)	(296)	(432)	(296)	(432)	(296)	(511)
Gross margin, %4)	19.5	19.6	19.4	19.5	19.3	19.4
Operating margin, %5)	5.8	8.8	7.1	8.7	7.8	8.6
Return on total equity, %6)	8.4	14.4	10.8	13.8	11.1	12.5
Return on capital employed, %7)	15.8	22.6	18.9	22.1	20.5	22.1
Average no. of shares in millions1)	93.5	96.0	93.9	95.9	94.9	95.9
No. of shares at period-end in millions8)	92.8	95.7	92.8	95.7	92.8	94.4
No. of employees at period-end9)	48,613	44,151	48,613	44,151	48,613	46,852
Headcount at period-end10)	58,810	53,555	58,810	53,555	58,810	56,475
Days receivables outstanding11)	71	72	72	73	73	70
Days inventory outstanding12)	30	29	30	30	31	31

1) Assuming dilution and net of treasury shares. 2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Net income relative to average total equity. 7) Operating income and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 10) Includes temporary hourly personnel. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

Q2 Report – 2014

Consolidated Statements of Net Income

	Quarter April - June		First 6 months		Latest 12 months	Full year
(Dollars in millions, except per share data)	2014	2013	2014	2013	July 13 - June 14	2013
Net sales
Airbag products	$1,540.7	$1,420.0	$3,026.6	$2,803.0	$5,909.6	$5,686.0
Seatbelt products	724.4	693.0	1,427.4	1,381.6	2,818.5	2,772.7
Active safety products	117.9	84.5	224.8	147.9	421.6	344.7

Total net sales	2,383.0	2,197.5	4,678.8	4,332.5	9,149.7	8,803.4

Cost of sales	(1,918.8)	(1,767.0)	(3,769.3)	(3,487.7)	(7,380.4)	(7,098.8)

Gross profit	464.2	430.5	909.5	844.8	1,769.3	1,704.6

Selling, general & administrative expenses	(104.6)	(97.0)	(207.1)	(192.9)	(404.1)	(389.9)
Research, development & engineering expenses, net	(134.8)	(130.4)	(277.0)	(259.5)	(506.8)	(489.3)
Amortization of intangibles	(4.2)	(5.0)	(8.3)	(10.2)	(18.5)	(20.4)
Other income (expense), net	(81.2)	(4.1)	(86.0)	(5.8)	(123.8)	(43.6)

Operating income	139.4	194.0	331.1	376.4	716.1	761.4

Equity in earnings of affiliates, net of tax	2.7	1.9	4.4	3.6	8.1	7.3
Interest income	1.3	0.7	2.5	1.6	4.8	3.9
Interest expense	(17.8)	(8.3)	(25.8)	(16.2)	(42.5)	(32.9)
Other financial items, net	(2.7)	4.4	(5.0)	(2.6)	(8.1)	(5.7)

Income before income taxes	122.9	192.7	307.2	362.8	678.4	734.0

Income taxes	(39.7)	(53.3)	(92.9)	(98.3)	(238.7)	(244.1)

Net income	$83.2	$139.4	$214.3	$264.5	$439.7	$489.9

Less; Net income attributable to non-controlling interest	0.4	0.7	1.2	2.3	3.0	4.1

Net income attributable to controlling interest	$82.8	$138.7	$213.1	$262.2	$436.7	$485.8

Earnings per share1)	$0.89	$1.44	$2.27	$2.73	$4.60	$5.07

1) Assuming dilution and net of treasury shares.

Q2 Report – 2014

Consolidated Balance Sheets

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions)	2014	2014	2013	2013	2013
Assets
Cash & cash equivalents	$2,060.2	$1,096.8	$1,118.3	$1,134.7	$1,042.4
Receivables, net	1,843.1	1,826.1	1,688.0	1,710.8	1,716.5
Inventories, net	683.2	663.6	661.8	642.4	617.1
Other current assets	265.0	214.4	232.3	221.0	219.1

Total current assets	4,851.5	3,800.9	3,700.4	3,708.9	3,595.1

Property, plant & equipment, net	1,396.1	1,354.4	1,336.2	1,291.8	1,244.6
Investments and other non-current assets	268.9	271.2	259.0	328.3	321.1
Goodwill assets	1,612.1	1,610.6	1,610.1	1,608.5	1,602.7
Intangible assets, net	68.9	73.2	77.3	82.7	87.1

Total assets	$8,197.5	$7,110.3	$6,983.0	$7,020.2	$6,850.6

Liabilities and equity
Short-term debt	$246.4	$360.6	$339.4	$216.4	$183.8
Accounts payable	1,167.7	1,166.8	1,199.9	1,114.1	1,128.5
Other current liabilities	1,033.6	1,028.3	889.2	837.5	804.9

Total current liabilities	2,447.7	2,555.7	2,428.5	2,168.0	2,117.2

Long-term debt	1,528.3	277.7	279.1	423.5	440.2
Pension liability	153.9	151.8	147.3	263.9	258.3
Other non-current liabilities	124.2	125.2	127.7	132.5	129.1

Total non-current liabilities	1,806.4	554.7	554.1	819.9	827.6

Total parent shareholders’ equity	3,926.9	3,983.5	3,981.3	4,011.6	3,886.1
Non-controlling interest	16.5	16.4	19.1	20.7	19.7

Total equity	3,943.4	3,999.9	4,000.4	4,032.3	3,905.8

Total liabilities and equity	$8,197.5	$7,110.3	$6,983.0	$7,020.2	$6,850.6

Q2 Report – 2014

Consolidated Statements of Cash Flows

	Quarter April - June		First 6 months		Latest 12 months	Full year
(Dollars in millions)	2014	2013	2014	2013	July 13 - June 14	2013
Net income	$83.2	$139.4	$214.3	$264.5	$439.7	$489.9
Depreciation and amortization	76.8	69.8	150.6	139.4	297.2	286.0
Other, net	4.8	10.9	(0.8)	24.6	17.8	43.2
Changes in operating assets and liabilities	(79.1)	(28.3)	(93.1)	(95.9)	21.6	18.8

Net cash provided by operating activities	85.7	191.8	271.0	332.6	776.3	837.9

Capital expenditures, net	(114.7)	(88.2)	(207.4)	(174.2)	(412.5)	(379.3)
Acquisitions of businesses and other, net	(0.3)	(0.3)	(1.7)	(0.4)	0.6	1.9

Net cash used in investing activities	(115.0)	(88.5)	(209.1)	(174.6)	(411.9)	(377.4)

Net cash before financing1)	(29.3)	103.3	61.9	158.0	364.4	460.5

Net (decrease) increase in short-term debt	(114.2)	112.9	(96.8)	115.8	60.2	272.8
Issuance of long-term debt	1,253.0	—	1,253.0	—	1,253.0	—
Repayments and other changes in long-term debt	(0.3)	(113.7)	(0.7)	(114.3)	(163.7)	(277.3)
Dividends paid	(48.4)	(47.8)	(97.2)	(95.6)	(192.6)	(191.0)
Shares repurchased	(97.2)	—	(191.5)	—	(339.4)	(147.9)
Common stock options exercised	6.2	7.1	22.1	9.1	40.0	27.0
Dividend paid to non-controlling interests	(0.3)	(0.4)	(3.4)	(0.4)	(6.3)	(3.3)
Capital contribution from non-controlling interests	—	—	—	—	0.4	0.4
Other, net	0.2	0.3	0.2	0.8	0.4	1.0
Effect of exchange rate changes on cash	(6.3)	(9.8)	(5.7)	(8.7)	1.4	(1.6)

Increase (decrease) in cash and cash equivalents	963.4	51.9	941.9	64.7	1,017.8	140.6
Cash and cash equivalents at period-start	1,096.8	990.5	1,118.3	977.7	1,042.4	977.7

Cash and cash equivalents at period-end	$2,060.2	$1,042.4	$2,060.2	$1,042.4	$2,060.2	$1,118.3

1)	Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q2 Report – 2014

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter April – June 2014

	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	7.4	$105.2	3.5	$24.6	39.5	$33.3	7.4	$163.1
Currency effects1)	1.1	15.5	1.0	6.8	0.1	0.1	1.0	22.4
Acquisitions/divestitures	—	—	—	—	—	—	—	—

Reported change	8.5	$120.7	4.5	$31.4	39.6	$33.4	8.4	$185.5

1) Effects from currency translations.

First 6 months January – June 2014

	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	7.6	$212.7	3.0	$41.8	51.8	$76.6	7.6	$331.1
Currency effects1)	0.4	10.9	0.3	4.0	0.2	0.3	0.4	15.2
Acquisitions/divestitures	—	—	—	—	—	—	—	—

Reported change	8.0	$223.6	3.3	$45.8	52.0	$76.9	8.0	$346.3

1) Effects from currency translations.

Sales by Region

Quarter April – June 2014

	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	17.9	$57.3	14.2	$22.9	0.2	$0.3	6.5	$49.3	4.5	$33.3	7.4	$163.1
Currency effects1)	(0.3)	(0.9)	(3.1)	(5.1)	3.7	8.3	(1.2)	(9.4)	3.9	29.5	1.0	22.4
Acquisitions/divestitures	—	—	—	—	—	—	—	—	—	—	—	—

Reported change	17.6	$56.4	11.1	$17.8	3.9	$8.6	5.3	$39.9	8.4	$62.8	8.4	$185.5

1) Effects from currency translations.

First 6 months January –June 2014

	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	16.0	$100.1	17.1	$56.8	1.2	$5.4	5.3	$79.4	6.2	$89.4	7.6	$331.1
Currency effects1)	0.8	5.2	(6.8)	(22.6)	1.3	5.5	(1.5)	(22.6)	3.4	49.7	0.4	15.2
Acquisitions/divestitures	—	—	—	—	—	—	—	—	—	—	—	—

Reported change	16.8	$105.3	10.3	$34.2	2.5	$10.9	3.8	$56.8	9.6	$139.1	8.0	$346.3

1) Effects from currency translations.

Q2 Report – 2014

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	June 30	March 31	December 31	September 30	June 30
	2014	2014	2013	2013	2013
Total current assets	$4,851.5	$3,800.9	$3,700.4	$3,708.9	$3,595.1
Total current liabilities	(2,447.7)	(2,555.7)	(2,428.5)	(2,168.0)	(2,117.2)

Working capital	2,403.8	1,245.2	1,271.9	1,540.9	1,477.9
Cash and cash equivalents	(2,060.2)	(1,096.8)	(1,118.3)	(1,134.7)	(1,042.4)
Short-term debt	246.4	360.6	339.4	216.4	183.8
Derivative asset and liability, current	0.1	(0.4)	1.1	(0.2)	0.0
Dividends payable	50.1	49.0	49.1	47.9	47.8

Operating working capital	$640.2	$557.6	$543.2	$670.3	$667.1

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt (cash) is disclosed without grossing debt up with currency or interest fair values.

	June 30	March 31	December 31	September 30	June 30
	2014	2014	2013	2013	2013
Short-term debt	$246.4	$360.6	$339.4	$216.4	$183.8
Long-term debt	1,528.3	277.7	279.1	423.5	440.2

Total debt	1,774.7	638.3	618.5	639.9	624.0
Cash and cash equivalents	(2,060.2)	(1,096.8)	(1,118.3)	(1,134.7)	(1,042.4)
Debt-related derivatives	(10.5)	(11.7)	(11.5)	(13.5)	(13.8)

Net (cash) debt	$(296.0)	$(470.2)	$(511.3)	$(508.3)	$(432.2)

Q2 Report – 2014

ITEMS AFFECTING COMPARABILITY

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter April - June 2014			Quarter April - June 2013
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$220.6	$(81.2)	$139.4	$199.6	$(5.6)	$194.0
Operating margin, %	9.3	(3.5)	5.8	9.1	(0.3)	8.8
Income before taxes	$204.1	$(81.2)	$122.9	$198.3	$(5.6)	$192.7
Net income	$135.8	$(52.6)	$83.2	$143.2	$(3.8)	$139.4
Return on capital employed, %	24.7	(8.9)	15.8	23.2	(0.6)	22.6
Return on total equity, %	13.6	(5.2)	8.4	14.8	(0.4)	14.4
Earnings per share, diluted 2)	$1.45	$(0.56)	$0.89	$1.48	$(0.04)	$1.44

	First 6 months 2014			First 6 months 2013
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$418.3	$(87.2)	$331.1	$386.5	$(10.1)	$376.4
Operating margin, %	8.9	(1.8)	7.1	8.9	(0.2)	8.7
Income before taxes	$394.4	$(87.2)	$307.2	$372.9	$(10.1)	$362.8
Net income	$271.4	$(57.1)	$214.3	$271.5	$(7.0)	$264.5
Capital employed	$3,704	$(57)	$3,647	$3,481	$(7)	$3,474
Return on capital employed, %	23.6	(4.7)	18.9	22.6	(0.5)	22.1
Return on total equity, %	13.6	(2.8)	10.8	14.1	(0.3)	13.8
Earnings per share, diluted 2)	$2.88	$(0.61)	$2.27	$2.81	$(0.08)	$2.73
Total parent shareholders’ equity per share	$42.93	$(0.61)	$42.32	$40.68	$(0.07)	$40.61

1) Excluding costs for capacity alignment and antitrust matters (including settlements of class actions)*.

2) Assuming dilution and net of treasury shares.

Q2 Report – 2014

Multi-year Summary

(Dollars in millions, except per share data)	20131,6)	20121)	20111)	20101)	20091)
Sales and Income
Net sales	$8,803	$8,267	$8,232	$7,171	$5,121
Operating income	761	705	889	869	69
Income before income taxes	734	669	828	806	6
Net income attributable to controlling interest	486	483	623	591	10

Financial Position
Current assets excluding cash	2,582	2,312	2,261	2,101	1,707
Property, plant and equipment, net	1,336	1,233	1,121	1,026	1,042
Intangible assets (primarily goodwill)	1,687	1,707	1,716	1,722	1,729
Non-interest bearing liabilities	2,364	2,162	2,102	2,001	1,610
Capital employed2)	3,489	3,415	3,257	3,066	3,098
Net (cash) debt	(511)	(361)	(92)	127	662
Total equity2)	4,000	3,776	3,349	2,939	2,436
Total assets	6,983	6,570	6,117	5,665	5,186
Long-term debt	279	563	364	638	821

Share data
Earnings per share (US$) – basic	5.09	5.17	6.99	6.77	0.12
Earnings per share (US$) – assuming dilution	5.07	5.08	6.65	6.39	0.12
Total parent shareholders’ equity per share (US$)2)	42.17	39.36	37.33	32.89	28.06
Cash dividends paid per share (US$)	2.00	1.89	1.73	0.65	0.21
Cash dividends declared per share (US$)	2.02	1.94	1.78	1.05	—
Share repurchases	148	—	—	—	—
Number of shares outstanding (million)3)	94.4	95.5	89.3	89.0	85.1

Ratios
Gross margin (%)	19.4	19.9	21.0	22.2	16.6
Operating margin (%)	8.6	8.5	10.8	12.1	1.3
Pretax margin (%)	8.3	8.1	10.1	11.2	0.1
Return on capital employed (%)2)	22	21	28	28	2
Return on total equity (%)2)	13	14	20	22	1
Total equity ratio (%)2)	57	57	55	52	47
Net debt to capitalization (%)	N/A	N/A	N/A	4	21
Days receivables outstanding	70	66	67	69	75
Days inventory outstanding	31	30	32	32	40

Other data
Airbag sales4)	5,686	5,392	5,393	4,723	3,250
Seatbelt sales5)	2,773	2,657	2,679	2,363	1,822
Active Safety sales	345	218	160	85	49
Net cash provided by operating activities	838	689	758	924	493
Capital expenditures, net	379	360	357	224	130
Net cash used in investing activities	(377)	(358)	(373)	(297)	(157)
Net cash provided by (used in) financing activities	(318)	(91)	(223)	(529)	(376)
Number of employees, December 31	46,900	41,700	38,500	34,600	30,200

1) Costs in 2013, 2012, 2011, 2010 and 2009 for capacity alignments and antitrust investigations reduced operating income by (millions) $47, $98, $19, $21 and $133 and net income by (millions) $33, $71, $14, $16 and $96. This corresponds to 0.6%, 1.2%, 0.2%, 0.3% and 2.6% on operating margins and 0.4%, 0.9%, 0.2%, 0.2% and 1.9% on net margins. The impact on EPS was $0.34, $0.74, $0.15, $0.17 and $1.14 while return on total equity was reduced by 0.8%, 1.8%, 0.4%, 0.6% and 4.1% for the same five year period. 2) Adjusted in accordance with FASB ASC 810, adopted on January 1, 2009. 3) At year end, net of treasury shares. 4) Incl. passive electronics, steering wheels, inflators and initiators. 5) Incl. seat components until a June 2012 divestiture. 6) Includes adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share.